UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to Rule 14a-12

Tribune Publishing Company

(Name of Registrant as Specified In Its Charter)

Gannett Co., Inc.

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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PRELIMINARY COPY DATED MAY 2, 2016 – SUBJECT TO COMPLETION

2016 ANNUAL MEETING OF STOCKHOLDERS

OF

TRIBUNE PUBLISHING COMPANY

PROXY STATEMENT

OF

GANNETT CO., INC.

PLEASE USE THE ENCLOSED GOLD PROXY CARD TO VOTE TODAY – BY TELEPHONE, BY INTERNET OR BY SIGNING, DATING AND RETURNING THE GOLD PROXY CARD IN THE POSTAGE-PAID ENVELOPE PROVIDED

Gannett Co., Inc. (“Gannett,” “we”, “our” or “us”) is furnishing this Proxy Statement (the “Proxy Statement”) and the accompanying GOLD proxy card to the stockholders of Tribune Publishing Company (“Tribune” or the “Company”) in connection with the Company’s 2016 Annual Meeting of Stockholders, and any adjournments or postponements thereof (the “Annual Meeting”), scheduled to be held on June 2, 2016, at 9:30 a.m. local time, at the offices of Sidley Austin LLP, located at 555 West Fifth Street, Los Angeles, California 90013.

This Proxy Statement and the accompanying GOLD proxy card are first being sent or given to the stockholders of the Company on or about     , 2016.

We are seeking your support at the Annual Meeting to WITHHOLD votes from the election of each of the Company’s nominees (the “Company Nominees”) to the Company’s Board of Directors (the “Board”).

We have offered to acquire Tribune in an all-cash transaction that we believe will provide Tribune stockholders with a significant premium and immediate and certain value for their shares by eliminating any future downside risk. Our $12.25 per share offer represents a 63% premium to the closing price of Tribune’s common stock on April 22, 2016 (the last trading day prior to the public announcement of our offer), a 58% premium to the volume weighted average trading price over the past 90 days as of April 22, 2016, and a multiple of 5.6x (including estimated pension and post-retirement benefits payable) to the Company’s 2016 EBITDA estimate based on consensus research. The $12.25 per share offer price also represents a significant premium to the $8.50 share price at which Tribune recently issued shares of common stock.

Nevertheless, Tribune has refused to engage in constructive discussions with us. We therefore want to make you, Tribune stockholders, aware of our all-cash offer given Tribune’s attempts to delay constructive engagement.

We believe a WITHHOLD vote on the Company Nominees would send a clear signal that you, as a Tribune stockholder, want your Board to engage in a meaningful dialogue with us regarding a possible business combination between our two companies.

We are not asking you to vote on or to approve an acquisition of the Company by Gannett at this time. Our offer is subject to customary conditions, including satisfactory completion of due diligence and the execution and delivery of a mutually satisfactory definitive merger agreement. However, a vote to WITHHOLD on each of the Company Nominees will send a clear message to the Board that Tribune stockholders support good-faith negotiations concerning our proposal.

Our GOLD proxy card also allows you to vote on the following proposals that are being presented by the Company for stockholder consideration at the Annual Meeting, as described in more detail in the Tribune Proxy Statement, which was furnished to Tribune stockholders on April 19, 2016 (the “Tribune Proxy Statement”):

•	Approval, on an advisory basis, of the compensation of the Company’s named executive officers for 2015;

•	Approval of the Company’s Tribune Publishing Company 2014 Omnibus Incentive Plan, as amended; and

•	Ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 25, 2016.

Please note that the Company Nominees are not the nominees of Gannett and have not consented to be named in this Proxy Statement. Because the Company Nominees are not Gannett’s nominees and have not consented to be named in this Proxy Statement, they are not participants in this solicitation. We can provide no assurance that any of the Company Nominees will serve as directors if elected.

The Company has set April 15, 2016 as the record date for determining stockholders entitled to notice of and to vote at the Annual Meeting (the “Record Date”). Holders of the Company’s common stock, par value $0.01 per share (the “Common Stock”), at the close of business on the Record Date are entitled to vote at the Annual Meeting. According to the Tribune Proxy Statement, as of the close of business on the Record Date, there were 31,660,737 shares of Common Stock outstanding and entitled to vote.

The mailing address of the principal executive offices of the Company is 435 N. Michigan Avenue, Chicago, Illinois 60611.

This solicitation is being made by Gannett and not on behalf of the board of directors or management of the Company. We are not aware of any other matters to be brought before the annual meeting other than as set forth in this Proxy Statement. If other matters of which Gannett is not aware as of a reasonable time before this solicitation are brought before the annual meeting, the persons named as proxies in the enclosed GOLD proxy card will vote on such matters in their discretion.

GANNETT URGES YOU TO SIGN, DATE AND RETURN THE GOLD PROXY CARD TO WITHHOLD VOTES FROM THE ELECTION OF EACH OF THE COMPANY NOMINEES TO THE BOARD AT THE ANNUAL MEETING.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting — This Proxy Statement and our GOLD proxy card are available at:

http://

IMPORTANT

Your vote is important, no matter how many shares of Common Stock you own. Gannett urges you to sign, date, and return the enclosed GOLD proxy card today to WITHHOLD votes from the election of each of the Company Nominees to the Board.

•	If your shares of Common Stock are registered in your own name, please sign and date the enclosed GOLD proxy card and return it to Gannett, c/o Innisfree M&A Incorporated (“Innisfree”), in the enclosed postage-paid envelope today.

•	If your shares of Common Stock are held in a brokerage account or by a bank or other holder of record, you are considered the beneficial owner of the shares of Common Stock held in “street name,” and these proxy materials, together with a GOLD voting form, are being forwarded to you by your broker, bank or other holder of record. As a beneficial owner, you must instruct your broker, trustee or other representative how to vote. Your broker cannot vote your shares of Common Stock on your behalf without your instructions. Depending upon your broker, bank or other holder of record, you may be able to vote either by toll-free telephone or by the Internet. Please refer to the enclosed GOLD voting form for instructions on how to vote electronically. You may also vote by signing, dating and returning the enclosed voting form.

We urge you not to return any proxy card you receive from the Company, unless it is marked “withhold” as a protest against the Company Nominees. Since only your latest-dated proxy card will count, returning the Company’s proxy card after voting on our GOLD card will revoke any proxy card you may have previously sent to us.

In addition, since only your latest-dated proxy card will count, if you have already sent a proxy card furnished by Company management or the Board or have otherwise submitted a proxy using one of the methods described in the Tribune Proxy Statement, you may revoke that proxy and vote on each of the proposals described in this proxy statement by signing, dating and returning the enclosed GOLD proxy card.

Any proxy may be revoked at any time prior to the annual meeting by delivering a written notice of revocation or a later-dated proxy for the annual meeting or by voting in person at the annual meeting.

If you have any questions, require assistance in voting your GOLD proxy card,

or need additional copies of Gannett’s proxy materials,

please contact Innisfree at the phone numbers listed below.

INNISFREE M&A INCORPORATED

501 Madison Avenue, 20th Floor

New York, New York 10022

Stockholders May Call Toll Free: (888) 750-5834

Banks and Brokers May Call Collect: (212) 750-5833

QUESTIONS AND ANSWERS RELATING TO THIS PROXY SOLICITATION

The following are some of the questions you may have as a stockholder of the Company, as well as the answers to those questions. The following is not a substitute for the information contained in this Proxy Statement, and the information contained below is qualified in its entirety by the more detailed descriptions and explanations contained elsewhere in this Proxy Statement. We urge you to read this Proxy Statement carefully and in its entirety.

Who is making this solicitation?

Gannett is making the solicitation of proxies for the Annual Meeting in this Proxy Statement.

Gannett is a leading international, multi-platform news and information company that delivers high-quality, trusted content where and when consumers want to engage with it on virtually any device or platform. We are one of the largest, most geographically diverse local content providers in the U.S., operating in 33 states and Guam.

Under applicable regulations of the Securities and Exchange Commission (the “SEC”), directors, executive officers, employees and other representatives of Gannett (the “Other Participants” and together with Gannett, the “Participants”) are the participants in this solicitation. For additional information regarding Gannett and the Other Participants, please see the section entitled “Certain Information Regarding the Participants.”

What are we asking you to vote for?

We are asking you to vote “WITHHOLD” with respect to the election of each of the Company Nominees on the GOLD proxy card. We are not making any recommendation with respect to Proposals 2, 3 and 4.

Why are we soliciting your vote?

We have proposed to acquire Tribune in an all-cash transaction for $12.25 per share (the “Offer”) that we believe will provide Tribune stockholders with a significant premium and immediate and certain value for their shares by eliminating any future downside risk. We are sending you this Proxy Statement and accompanying GOLD proxy card to give you, and the other stockholders of the Company, the ability to communicate your views directly to the Board with respect to the Offer, sending a message that the Board should promptly engage in good-faith discussions with Gannett regarding the Offer.

Our $12.25 per share offer represents a 63% premium to the closing price of Tribune’s common stock on April 22, 2016 (the last trading day prior to the public announcement of our offer), a 58% premium to the volume weighted average trading price over the past 90 days as of April 22, 2016, and a multiple of 5.6x (including estimated pension and post-retirement benefits payable) to the Company’s 2016 EBITDA estimate based on consensus research. The $12.25 per share offer price also represents a significant premium to the $8.50 share price at which Tribune recently issued Common Stock.

Nevertheless, Tribune refuses to engage in constructive discussions with us. We therefore want to make you, Tribune stockholders, aware of our all-cash offer given Tribune’s attempts to delay constructive engagement.

We believe a WITHHOLD vote on the Company Nominees would send a clear signal that you, as a Tribune stockholder, want your Board to engage in a meaningful dialogue with us regarding a possible business combination between our two companies.

We are soliciting your vote to send a clear message to Tribune’s Board of Directors to engage with us and explore this avenue for maximizing stockholder value.

Who is entitled to vote?

Holders of Common Stock at the close of business on the Record Date are entitled to vote at the Annual Meeting. According to the Tribune Proxy Statement, as of the close of business on the Record Date, there were 31,660,737 shares of Common Stock outstanding and entitled to vote.

How many votes do I have?

Each share of Common Stock is entitled to one vote on each matter properly brought before the Annual Meeting. For example, if you own 30 shares of Common Stock, you are entitled to 30 votes on each matter at the Annual Meeting. Tribune stockholders do not have cumulative voting rights.

What is the effect of a WITHHOLD vote on the Company Nominees?

According to the Tribune Proxy Statement, directors are elected by a plurality of the votes cast by stockholders entitled to vote at the Annual Meeting (meaning that the eight director nominees who receive the highest number of shares voted “for” their election will be elected). Because we are not proposing an alternative slate of directors, a withhold vote with respect to one of more of the Company Nominees will have no effect on the election of such nominees.

Accordingly, even if we are successful in soliciting your support to vote WITHHOLD with respect to the election of each of the Company Nominees, they will still be elected to the Board provided a quorum is present and at least one “for” vote is received by each such nominee. Although a WITHHOLD vote will have no direct effect on the election of each of the Company Nominees or any other nominee at the Annual Meeting, we believe that such WITHHOLD votes will send a strong message to the Board and that the failure of the Board to respond to the referendum conveyed by the WITHHOLD votes that any of the Company Nominees may receive at the Annual Meeting would be an egregious example of ignoring the concerns and demands of stockholders and a failure to act in their best interests.

What should I do in order to vote WITHHOLD on the Company Nominees?

If your shares are held of record in your own name with the Company’s transfer agent, Computershare, please authorize a proxy to vote by signing, dating and returning the accompanying GOLD proxy card in the enclosed postage-paid envelope (or by submitting your voting instructions by Internet or phone as described on the GOLD proxy card).

If your shares are held in a brokerage account or by a bank or other holder of record, you are considered the beneficial owner of shares held in “street name.” In this case, this Proxy Statement and a GOLD voting instruction form should have been forwarded to you by your broker, bank or other holder of record who is considered, with respect to those shares, the stockholder of record. As the beneficial owner, you have the right to direct your broker, bank or other holder of record on how to vote your shares by using the GOLD voting instruction form provided by your broker, bank or other holder of record. Thus, in order for your shares to be voted at the Annual Meeting, you must provide such broker, bank or other holder of record with your voting instructions for your shares by following the instructions on the GOLD voting instruction form provided by such broker, bank or other holder of record. Please do so for each separate account you maintain.

You are entitled to attend the Annual Meeting if you were a Tribune stockholder as of the close of business on the Record Date or you hold a valid proxy for the Annual Meeting. According to the Tribune Proxy Statement, in order to be admitted to the Annual Meeting, you must present photo identification (e.g., a driver’s license or passport). In addition, if you are a stockholder of record, your name will be verified against the list of stockholders of record as of the Record Date. If your shares are held in the name of a broker, bank or other holder of record that holds your shares, you should provide a copy of the voting instruction card provided by your broker, bank, or other holder of record, or other similar evidence of your beneficial ownership of those shares. If you do not comply with these procedures, you may not be admitted to the Annual Meeting.

Who is paying for the solicitation on behalf of Gannett?

We will pay all costs for the solicitation of proxies on behalf of Gannett for the Annual Meeting, and we will not seek reimbursement of those costs from the Company.

Whom should I call if I have any questions about the solicitation?

If you have any questions or require any assistance, please contact Innisfree, proxy solicitor for Gannett, toll free at (888) 750-5834. Banks, brokers and callers from other countries may call collect at (212) 750-5833.

BACKGROUND TO THE SOLICITATION

The following is a chronology of events leading up to this proxy solicitation:

Consistent with Gannett’s announced growth strategy, periodically Gannett and the Gannett Board of Directors have evaluated strategic opportunities that might enhance shareholder value. One such opportunity that was evaluated was an acquisition of Tribune. Gannett and its financial and legal advisors evaluated public information regarding Tribune and its business and operations, and the benefits that an acquisition of Tribune might produce. On April 11, 2016, Gannett’s Board of Directors authorized management to submit a confidential offer letter (the “Offer Letter”) to the Board of Directors of Tribune to acquire Tribune at an all-cash price of $12.25 per share.

On April 12, 2016, Mr. Dickey contacted Michael Ferro, the Chairman of the Board of Directors of Tribune, by telephone to communicate the offer to acquire Tribune at an all-cash price of $12.25 per share (the “Offer”). Shortly thereafter, Mr. Dickey and John Jeffry Louis, the Chairman of the Board of Gannett, delivered the Offer Letter to the Board of Directors of Tribune. The Offer Letter requested that Tribune respond within seven days (or by April 19, 2016). The Offer Letter was filed with the Securities and Exchange Commission (the “SEC”) on April 25, 2016, and the complete text of the Offer Letter is provided below:

April 12, 2016

Board of Directors

Tribune Publishing Company

435 North Michigan Avenue

Chicago, Illinois 60611

c/o Mr. Michael W. Ferro, Jr., Non-Executive Chairman

Ladies and Gentlemen:

Gannett believes there are compelling strategic and financial benefits to be gained from a transaction that combines our company with Tribune Publishing Company (“Tribune” or the “Company”). After a comprehensive review, we have concluded that such a combination would create significant value for our respective stockholders and yield tremendous benefits for our other stakeholders, including our respective employees and the communities we serve.

To this end, we are pleased to submit this proposal to acquire all outstanding shares of Tribune for an all-cash purchase price of $12.25 per share (the “Purchase Price”), which represents a 79% premium to yesterday’s closing stock price, a 57% premium to the volume weighted average trading price over the past 90 days, and a multiple of 5.6x (including estimated pension and post-retirement benefits payable) your 2016 EBITDA estimate based on consensus research. The $12.25 per share offer price also represents a significant premium to the $8.50 share price at which the Company recently issued common shares.

Tribune stockholders will benefit from immediate liquidity at a price and premium fully reflecting Tribune’s value, at a time when the financial outlook for Tribune and similar companies remains highly uncertain. We believe we are unique among our competitors in our willingness and ability to deliver to your stockholders the value inherent in your business.

While Gannett and Tribune are both widely respected publishers of preferred content to readers on the national, regional and local levels, the proposed combination would create an even stronger, industry-leading multi-platform media company committed to high-quality “local-to-national” journalism through our USA TODAY NETWORK. The new Gannett has an unwavering commitment to journalistic excellence and delivering superior content on all platforms, and we believe that Tribune shares this commitment. In addition, Gannett and Tribune have both demonstrated their ability to foster deep and vital connections between readers and their communities. By combining our companies, we can strengthen and ensure journalistic integrity in reportage at the national and local levels for generations to come.

Gannett would value the addition of Tribune’s talented employees to the Gannett organization as we seek to make Gannett an even stronger organization post-transaction through leveraging the Tribune employees’ experience and expertise. The combined Gannett-Tribune organization could offer your employees a broad range of advancement opportunities within a larger organization with the financial strength to meet the industry challenges we all face. Additionally, Gannett intends to continue providing local management teams with the resources necessary to compete in the marketplace. We look forward to integrating Tribune’s assets and employees into our nationwide network.

We can quickly consummate a transaction without any financing condition. We have been advised that the proposed combination will not upset the tax-free treatment of your recent spin-off transaction, and because the proposed transaction was not previously contemplated or discussed by either party, a clean tax opinion should be available from Tribune’s counsel and accepted by Tribune Media Company if necessary.

Our offer price is based solely on our review of publicly available information. As part of a private negotiation, we would conduct targeted due diligence that we expect would take approximately six weeks. We have retained experienced legal and financial advisors, who, along with my Gannett team, are prepared to begin working on due diligence immediately, and we are willing to commit substantial time and resources toward this effort. In recognition of the foregoing, we request a 45-day exclusivity period beginning on the date we have executed a mutually agreeable confidentiality agreement.

As you would expect, this offer is conditioned upon execution of a definitive purchase agreement with representations, warranties, and covenants customary for public company transactions of this type. In the agreement, we are prepared to agree to appropriate contractual provisions reflecting Gannett’s commitment to securing regulatory approval of the transaction. We anticipate that the drafting and negotiation of the agreement could be accomplished concurrently with our confirmatory diligence process.

This proposal has been reviewed and approved and is unanimously supported by Gannett’s Board; any definitive transaction agreement remains subject to final approval from Gannett’s Board.

With Gannett’s leading brands, global infrastructure, and financial strength, we are uniquely positioned to offer compelling value, speed, and certainty in a transaction with Tribune. Our proposal reflects a premium valuation for the Company and is intended to demonstrate our strong and sincere desire to promptly engage in discussions with you regarding this proposed transaction. We are prepared to meet directly with you, your advisors and your Board to discuss our proposal and work collaboratively toward a transaction. We have committed to the Gannett Board that we will pursue these discussions diligently and therefore ask that you respond to this letter promptly, but in any event within the next seven days.

Our interest in Tribune, the existence of this letter and our proposal are confidential and should not be disclosed without our prior written consent.

If you have any questions regarding any aspect of our proposal or this letter, please feel free to contact Bob Dickey at (703) 854-6777 (office phone) or at rdickey@gannett.com.

Sincerely,

GANNETT CO., INC.

By: /s/ Robert Dickey

Robert Dickey

President and CEO

By: /s/ John Jeffry Louis

John Jeffry Louis

Chairman of the Board

On April 12, 2016 and April 13, 2016, a representative of Gannett’s financial advisor at Methuselah Advisors attempted to contact Eddy W. Hartenstein, a member of the Board of Directors of Tribune, as a follow-up to Gannett’s delivery of the Offer Letter. Mr. Hartenstein did not respond.

On April 15, 2016, Mr. Louis contacted Mr. Ferro by telephone. Mr. Louis reiterated to Mr. Ferro the terms of the Offer. Mr. Ferro indicated that he would like to wait until after his Board’s meeting on June 2, 2016 (which is also the date of the Annual Meeting) to respond to the Offer.

On April 17, 2016, Mr. Dickey contacted Mr. Ferro by telephone. Mr. Dickey explained that he did not believe that waiting until June 2, 2016 to respond to the Offer was in the best interests of Tribune’s stockholders. However, Mr. Dickey agreed to extend until April 22, 2016 the deadline that Gannett had provided for a substantive response to the Offer. Mr. Dickey also indicated that he would send a follow-up letter the following day, with an initial diligence request list and a draft confidentiality agreement for review by Tribune.

On April 18, 2016, Mr. Dickey delivered a letter to Mr. Ferro, reiterating the Offer, confirming the extension of the deadline to respond to April 22, 2016 and providing a due diligence request list and draft confidentiality agreement. Gannett’s April 18, 2016 letter was filed with the SEC on April 25, 2016.

Late in the day on April 22, 2016, Justin C. Dearborn, the Chief Executive Officer of Tribune, delivered a letter on behalf of Tribune’s Board to Messrs. Dickey and Louis confirming receipt of Gannett’s letters dated April 12, 2016 and April 18, 2016 and stating that Tribune would evaluate the Offer and respond as promptly as feasible after the evaluation was completed. This was followed by a telephone call between Mr. Dearborn and Mr. Dickey on April 23, 2016, in which Mr. Dearborn elaborated on his proposed timing for a response, indicating that Tribune would prefer to wait until after its June 2, 2016 board meeting to respond, but in no event would it be possible for Tribune’s Board to respond before Tribune’s scheduled May 4, 2016 earnings release. During this exchange, Mr. Dearborn indicated that he would be the primary point of contact between Gannett and Tribune moving forward, not Mr. Ferro. Gannett filed Tribune’s April 22, 2016 response letter with the SEC on April 25, 2016.

Later on April 23, 2016, Mr. Dickey contacted Mr. Dearborn by telephone to discuss his concerns with Mr. Dearborn’s proposed timing. Mr. Dickey explained that he needed greater certainty with respect to timing and next steps in advance of speaking with the Gannett Board of Directors the following afternoon, and in particular that Gannett required a substantive response during the week of May 4, 2016. Mr. Dickey requested that Mr. Dearborn obtain confirmation from the Board of Directors of Tribune that it would substantively respond to the Offer no later than the week of the May 4, 2016 earnings release, and that Tribune would stand still and not pursue any other strategic transaction prior to substantively responding to the Offer.

On the morning of April 24, 2016, Mr. Dickey delivered a letter to Mr. Dearborn reiterating Gannett’s requests to Tribune’s Board as outlined in the April 23, 2016 telephone call and requesting a response by 1:00 p.m. Eastern time, in advance of Mr. Dickey’s upcoming pre-arranged conversation with the Gannett Board of Directors that afternoon. Shortly thereafter, Mr. Dearborn responded to Mr. Dickey via e-mail stating that he would recommend to his Board that Tribune refrain from any strategic transaction prior to its earnings release (but not clearly stating that it would not pursue any strategic transaction) and prior to responding to the Offer, and that Tribune would hold a meeting with Gannett in the week following Tribune’s earnings release in order to discuss the Offer, provided that Gannett refrain from any public announcement of the Offer and from any discussions with Tribune stockholders regarding the Offer during that same time period. Mr. Dearborn made no commitment to provide a substantive response.

Shortly after 1:00 p.m. Eastern time on April 24, 2016, Mr. Dickey responded to Mr. Dearborn via e-mail stating that Mr. Dearborn’s response was not satisfactory because it failed to commit to not pursuing a strategic transaction or to delivering a substantive response to the Offer the week of Tribune’s earnings release. Mr. Dickey added that in the event Tribune’s Board agreed on April 24, 2016 with Gannett’s original requested commitments, Mr. Dickey would recommend to Gannett’s Board that it not make any public announcement of the Offer before May 9, 2016. Mr. Dickey then held an informational briefing of the Gannett Board to update them on the current state of events, including the correspondence in the prior two days with Mr. Dearborn, and the difficulty in obtaining a satisfactory agreement with respect to the stand still proposed and the timing of a response. Following this discussion, Mr. Dickey e-mailed Mr. Dearborn to withdraw the request in Mr. Dickey’s prior e-mail with respect to the timing of a substantive response and the commitment to stand still. This was confirmed in a subsequent telephone conversation between Mr. Dickey and Mr. Dearborn.

On April 25, 2016, Mr. Dickey delivered a letter to Mr. Dearborn that Gannett publicly disclosed in a press release on the same day, expressing his disappointment in Tribune’s refusal to begin constructive discussions with Gannett and reiterating Gannett’s offer to acquire Tribune in an all-cash transaction at $12.25 per share. This letter was filed with the SEC on April 25, 2016, and the complete text of the letter is provided below:

April 25, 2016

VIA ELECTRONIC MAIL

Mr. Justin C. Dearborn, Chief Executive Officer & Director

Tribune Publishing Company

435 North Michigan Avenue

Chicago, Illinois 60611

Re:    Tribune Publishing Company

Dear Mr. Dearborn:

We are disappointed by the response we received from you in your letter of April 22, 2016 regarding our proposal to acquire all of the outstanding shares of Tribune Publishing Company (“Tribune”) for an all-cash purchase price of $12.25 per share, and Tribune’s continued refusal to begin constructive discussions with us. We believe our proposal, which we first made in my letter to your Board dated April 12, 2016 and reiterated in several phone discussions with Michael Ferro and you since, is highly compelling for Tribune’s stockholders and represents substantial value and immediate liquidity for them.

I want to remind you that Gannett’s $12.25 per share offer price represents a 63% premium to Friday’s closing stock price of Tribune, a 58% premium to the volume weighted average trading price over the past 90 days, and a multiple of 5.6x (including estimated pension and post-retirement benefits payable) your 2016 EBITDA estimate based on consensus research. The $12.25 per share offer price also represents a significant premium to the $8.50 share price at which Tribune recently issued common shares.

With our capability to commit to a deal without financing contingencies, we believe that Gannett is uniquely positioned to offer this level of premium to your stockholders and to quickly evaluate and finalize this transaction, allowing your stockholders to receive immediate and certain value.

As expressed previously, we believe the financial and strategic logic of a combination of our two companies is clear. The challenges for our industry in the digital age continue. Tribune has itself faced numerous challenges and leadership changes over the last few years. We believe Gannett is uniquely willing and able to propel Tribune into the position of strength that will allow its beloved and historic publications and other assets to survive and thrive in this challenging environment. By combining, we would create a company with the financial stability and flexibility equipped to preserve journalistic integrity, high standards and excellence for years to come. We would be able to both empower our journalists and facilitate the creation of exceptional content while delivering stockholder value.

Given the opportunity to benefit from the significant premium and near-term liquidity, we are confident that Tribune’s stockholders will embrace our offer. As we have indicated previously, we would prefer to negotiate a transaction with Tribune, but we have determined that making your stockholders aware of our all-cash proposal is necessary, given Tribune’s attempts to delay constructive engagement.

This matter is of the highest priority to us, and we continue to be ready to dedicate significant resources to completing due diligence and negotiating a transaction on an expedited basis. We have been working closely with our financial advisors at Methuselah Advisors and our legal advisors at Skadden, Arps, Slate, Meagher & Flom LLP and have completed an extensive analysis of the proposed transaction based on publicly available information. As well, we are confident that the regulatory approvals necessary to consummate the proposed transaction will be obtained.

This proposal, which is unanimously supported by our Board, is a non-binding expression of our current views, which remains, among other things, subject to satisfactory completion of due diligence, the negotiation, execution and delivery of a mutually satisfactory definitive merger agreement, approval of the definitive agreement by your and our Boards of Directors, approval of the transaction by your stockholders, and receipt of customary regulatory approvals.

Given the substantial value represented by our offer and the other compelling benefits of a combination of Gannett and Tribune, we are confident that Tribune’s non-management stockholders will support our proposal. Continuing to refuse to engage in a dialogue with us will only serve to delay the ability of your stockholders to receive the value represented by our all-cash offer. We therefore are prepared to consider all alternatives to complete this transaction. In the meantime, we remain eager to meet with you and your team as soon as possible to progress the transaction.

Sincerely,

GANNETT CO., INC.

/s/ Robert Dickey

Robert Dickey

President and CEO

cc:        Board of Directors, Tribune Publishing Company,

c/o Julie K. Xanders, Executive Vice President, General Counsel & Secretary

Soon thereafter, also on April 25, 2016, Tribune issued a news release confirming receipt of the Offer and indicating that it would respond to Gannett as quickly as feasible. Later in the evening that same day, Mr. Dearborn delivered a letter to Messrs. Dickey and Louis that Tribune publicly disclosed, expressing displeasure at Gannett’s decision to make the Offer public and indicating Tribune’s intent to review the Offer expeditiously.

On April 26, 2016, Mr. Dickey delivered a letter to Mr. Dearborn that Gannett publicly disclosed, stating that it has consistently asked for a substantive response to the Offer from Tribune and that Gannett was heartened to hear that Tribune’s Board would review the Offer expeditiously, and requesting that Tribune identify a time and place for further discussions.

On April 29, 2016, Gannett delivered a letter to Tribune pursuant to section 220(b) of the General Corporation Law of the State of Delaware, demanding the right to inspect, among other items, Tribune’s stock ledger and most recent list of stockholders and to make and/or receive copies and extracts from such documents.

REASONS FOR THE SOLICITATION

We have offered to acquire Tribune in an all-cash transaction for $12.25 per share. Nevertheless, Tribune has refused to engage in constructive discussions with us. We therefore want to make you, Tribune stockholders, aware of our all-cash offer given Tribune’s attempts to delay constructive engagement.

We believe a WITHHOLD vote on the Company Nominees would send a clear signal that you, as a Tribune stockholder, want your Board to engage in a meaningful dialogue with us regarding a possible business combination between our two companies.

We believe the offer to acquire Tribune is compelling for the following reasons:

•	The $12.25 per share offer represents a 63% premium to the closing price of Tribune’s common stock on April 22, 2016 (the last trading day prior to the public announcement of our offer), a 58% premium to the volume weighted average trading price over the past 90 days as of April 22, 2016, and a multiple of 5.6x (including estimated pension and post-retirement benefits payable) to the Company’s 2016 EBITDA estimate based on consensus research.

•	The $12.25 per share offer also represents a significant premium to the $8.50 share price at which Tribune recently issued Common Stock.

•	Our Offer Letter indicates that Gannett will agree to enter into a merger agreement that includes no financing condition and includes appropriate contractual provisions reflecting our commitment to secure approval under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended; we do not believe there will be regulatory questions that we cannot address.

•	A combination of the two companies eliminates standalone risk and offers certain cash value for stockholders of a company that has undergone significant recent business and leadership changes and is in an industry with ongoing challenges.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

The Board currently consists of ten directors, eight of whom have been nominated for election at the Annual Meeting. For the reasons stated above, we are seeking your support at the Annual Meeting to WITHHOLD votes from the election of the Company Nominees.

According to the Tribune Proxy Statement, directors are elected by a plurality of the votes cast by stockholders entitled to vote at the Annual Meeting (meaning that the eight director nominees who receive the highest number of shares voted “for” their election will be elected). Because we are not proposing an alternate slate of directors, a withhold vote with respect to one of more Company Nominees will have no effect on the election of such nominees.

Accordingly, even if we are successful in soliciting your support to vote WITHHOLD with respect to the election of each of the Company Nominees, they will still be elected to the Board provided a quorum is present and at least one “for” vote is received by each such nominee. Although a WITHHOLD vote will have no direct effect on the election of each of the Company Nominees or any other nominee at the Annual Meeting, we believe that such WITHHOLD votes will send a strong message to the Board and that the failure of the Board to respond to the referendum conveyed by the WITHHOLD votes that any of the Company Nominees may receive at the Annual Meeting would be an egregious example of ignoring the concerns and demands of stockholders and a failure to act in their best interests.

Please note that the Company Nominees are not the nominees of Gannett, have not consented to be named in these proxy materials, and are the nominees of the Company. Because the Company Nominees are not Gannett’s nominees and have not consented to be named in this Proxy Statement, they are not participants in this solicitation. We can provide no assurance that any of the Company Nominees will serve as directors if elected. The names, backgrounds and qualifications of the Company Nominees, and other information about them, can be found in the Tribune Proxy Statement.

WE URGE YOU TO “WITHHOLD” YOUR VOTE FROM THE ELECTION OF EACH OF THE COMPANY NOMINEES USING THE ENCLOSED GOLD PROXY CARD.

PROPOSAL NO. 2

ADVISORY VOTE TO APPROVE COMPENSATION

OF NAMED EXECUTIVE OFFICERS

As discussed in further detail in the Tribune Proxy Statement, the Company is asking stockholders to indicate their support for the compensation of the Company’s named executive officers. This proposal, commonly known as a “Say-on-Pay” proposal, is not intended to address any specific item of compensation, but rather the overall approach to the compensation of the Company’s named executive officers. Accordingly, the Company is asking stockholders to vote for the following resolution:

“RESOLVED, that the stockholders approve, on an advisory basis, the compensation of the Company’s Named Executive Officers, as disclosed in the Compensation Discussion and Analysis, the accompanying tables, and related narrative in the Proxy Statement for the Company’s Annual Meeting of Stockholders. ”

According to the Tribune Proxy Statement, the stockholder vote on the Say-on-Pay proposal is an advisory vote only, and it is not binding on the Company; however, the Board and the Compensation Committee of the Board will review and consider the voting results of this vote when making future decisions regarding the Company’s Named Executive Officer compensation and related executive compensation program.

WE MAKE NO RECOMMENDATION WITH RESPECT TO THIS SAY-ON-PAY PROPOSAL. IN THE ABSENCE OF SPECIFIC INSTRUCTIONS, WE WILL VOTE “ABSTAIN” WITH RESPECT TO THIS PROPOSAL.

PROPOSAL NO. 3

APPROVAL OF THE 2014

OMNIBUS INCENTIVE PLAN, AS AMENDED

As discussed in further detail in the Tribune Proxy Statement, the Company is asking stockholders to approve the Tribune Publishing Company 2014 Omnibus Incentive Plan, as amended (the “Omnibus Incentive Plan”), to increase the number of shares available for issuance under the Omnibus Incentive Plan by 2,800,000 shares from 2,542,361 to 5,342,361 and make certain other amendments described in the Tribune Proxy Statement.

According to the Tribune Proxy Statement, if the Omnibus Incentive Plan is not approved by the stockholders, the amendments included in the Omnibus Incentive Plan will not become effective and the Company will continue to make grants of awards pursuant to the terms of the Omnibus Incentive Plan as in effect prior to amendment.

WE MAKE NO RECOMMENDATION WITH RESPECT TO APPROVAL OF THE OMNIBUS INCENTIVE PLAN. IN THE ABSENCE OF SPECIFIC INSTRUCTIONS, WE WILL VOTE “ABSTAIN” WITH RESPECT TO THIS PROPOSAL.

PROPOSAL NO. 4

RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS THE

COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

As discussed in further detail in the Tribune Proxy Statement, the Company is asking stockholders to ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 25, 2016.

According to the Tribune Proxy Statement, the Board is placing the ratification of the selection of Ernst & Young LLP before stockholders as a matter of corporate practice. Further, if the appointment of Ernst & Young LLP is not ratified, the Audit Committee of the Board will reconsider whether to retain Ernst & Young LLP.

WE MAKE NO RECOMMENDATION WITH RESPECT TO THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM. IN THE ABSENCE OF SPECIFIC INSTRUCTIONS, WE WILL VOTE “ABSTAIN” WITH RESPECT TO THIS PROPOSAL.

VOTING AND PROXY PROCEDURES

Stockholders are entitled to one vote for each share of Common Stock held of record on the Record Date with respect to each matter to be acted on at the Annual Meeting. Only stockholders of record on the Record Date will be entitled to notice of and to vote at the Annual Meeting. Stockholders who sell their shares of Common Stock before the Record Date (or acquire them without voting rights after the Record Date) may not vote such shares of Common Stock. Stockholders of record on the Record Date will retain their voting rights in connection with the Annual Meeting even if they sell such shares of Common Stock after the Record Date. Based on publicly available information, Gannett believes that the only outstanding class of securities of the Company entitled to vote at the Annual Meeting is the shares of Common Stock.

Shares of Common Stock represented by properly executed GOLD proxy cards will be voted at the Annual Meeting as marked and, in the absence of specific instructions, will be voted WITHHOLD with respect to the election of all of the Company Nominees and, because Gannett is not making any recommendation with respect to Proposals 2, 3 and 4, “ABSTAIN” with respect to such proposals.

Please note that the Company Nominees are not the nominees of Gannett, have not consented to be named in this Proxy Statement, and are the nominees of the Company. The names, backgrounds and qualifications of the Company Nominees, and other information about them, can be found in the Tribune Proxy Statement. We can provide no assurance that any of the Company Nominees will serve as directors if elected.

QUORUM; BROKER NON-VOTES; DISCRETIONARY VOTING

A quorum is the minimum number of shares of Common Stock that must be represented at a duly called meeting in person or by proxy in order to legally conduct business at the meeting. The holders of a majority of the outstanding shares of Common Stock entitled to vote at the Annual Meeting, present in person or represented by proxy at the Annual Meeting, are necessary to constitute a quorum to transact business.

Abstentions and “broker non-votes,” if any, are counted as present and entitled to vote for purposes of determining a quorum. A “broker non-vote” occurs when a broker, bank or other holder of record holding shares for a beneficial owner does not vote on a particular proposal because such holder of record does not have discretionary voting power for that particular item and has not received instructions from the beneficial owner. If you are a beneficial owner and you do not give instructions to your broker, bank or other holder of record, such holder of record will be entitled to vote the shares with respect to “discretionary” items but will not be permitted to vote the shares with respect to “non-discretionary” items (those shares are treated as “broker non-votes”). Because Gannett is soliciting proxies in opposition to the proxies solicited by the Company, your broker, bank or other holder of record will not have “discretion” to vote your shares on any of the proposals presented at the Annual Meeting without your specific voting instructions. Because all the proposals will be considered “non-discretionary,” Gannett does not expect any broker non-votes to be present at the Annual Meeting.

VOTES REQUIRED FOR APPROVAL

Election of Directors – Because the Company has adopted a plurality vote standard for elections of directors, and because Gannett is not proposing an alternate slate of directors, the eight director nominees who receive the highest number of shares voted “for” their election will be elected to the Board. Withhold votes with respect to the Company Nominees will have no effect on the election of such nominees.

Advisory Vote on Executive Compensation – According to the Tribune Proxy Statement, although the vote is non-binding, the advisory vote on executive compensation will be approved if a majority of the shares present, in person or represented by proxy, and voting on the matter, vote in favor of approval. The Company has indicated that any broker non-votes will have no effect on the proposal, but abstentions will have the same effect as votes “against” the proposal.

Approval of the Tribune Publishing Company 2014 Omnibus Incentive Plan, as Amended – According to the Tribune Proxy Statement, the approval of the Tribune Publishing Company 2014 Omnibus Incentive Plan, as amended, will be approved if a majority of the shares present, in person or represented by proxy, and voting on the matter, vote in favor of the approval. The Company has indicated that any broker non-votes will have no effect on the proposal, but abstentions will have the same effect as votes “against” the proposal.

Ratification of Appointment of Accounting Firm – According to the Tribune Proxy Statement, the selection of Ernst & Young LLP will be deemed to have been ratified if a majority of the shares present, in person or represented by proxy, and voting on the matter, vote in favor of ratification. Abstentions will have the same effect as votes “against” the proposal.

Under applicable Delaware law, none of the holders of Common Stock is entitled to appraisal rights in connection with any matter to be acted on at the Annual Meeting. If you sign and submit your GOLD proxy card without specifying how you would like your shares voted, your shares will be voted in accordance with Gannett’s recommendations specified herein and in accordance with the discretion of the persons named on the GOLD proxy card with respect to any other matters that may be voted upon at the Annual Meeting.

REVOCATION OF PROXIES

Stockholders of the Company may revoke their proxies at any time prior to exercise by attending the Annual Meeting and voting in person (although attendance at the Annual Meeting will not in and of itself constitute revocation of a proxy) or by delivering a written notice of revocation. In addition, the timely delivery of a subsequently dated proxy which is properly completed will constitute a revocation of any earlier proxy. The revocation may be delivered either to Gannett in care of Innisfree at the address set forth on the back page of this Proxy Statement or to the Company at 435 N. Michigan Avenue, Chicago, Illinois 60611 or any other address provided by the Company. Although a revocation is effective if delivered to the Company, we request that either the original or photostatic copies of all revocations be mailed to Gannett in care of Innisfree at the address set forth on the back cover of this Proxy Statement so that we will be aware of all revocations and can more accurately determine if and when proxies have been received from the holders of record on the Record Date. Additionally, Innisfree may use this information to contact stockholders who have revoked their proxies in order to solicit later dated proxies to withhold votes from the Company Nominees.

IF YOU WISH TO WITHHOLD YOUR VOTE FROM THE ELECTION OF ANY OF THE COMPANY’S NOMINEES TO THE BOARD, PLEASE PROMPTLY USE THE ENCLOSED GOLD PROXY TO VOTE BY TELEPHONE, BY INTERNET OR BY SIGNING, DATING AND RETURNING THE GOLD PROXY CARD IN THE POSTAGE-PAID ENVELOPE PROVIDED.

SOLICITATION OF PROXIES

The solicitation of proxies pursuant to this Proxy Statement is being made by Gannett. Proxies may be solicited by mail, facsimile, telephone, telegraph, Internet, in person and by advertisements.

Gannett has entered into an agreement with Innisfree for solicitation and advisory services in connection with this solicitation, for which Innisfree will receive a fee not to exceed $        , together with reimbursement for its reasonable out-of-pocket expenses, and will be indemnified against certain liabilities and expenses, including certain liabilities under the federal securities laws. Innisfree will solicit proxies from individuals, brokers, banks, bank nominees and other institutional holders. Gannett has requested that banks, brokerage houses and other custodians, nominees and fiduciaries to forward all solicitation materials to the beneficial owners of the shares of Common Stock they hold of record. Gannett will reimburse these record holders for their reasonable out-of-pocket expenses in so doing. It is anticipated that Innisfree will employ approximately 50 persons to solicit Tribune’s stockholders for the Annual Meeting.

The entire expense of soliciting proxies on behalf of Gannett is being borne by Gannett, and Gannett will not seek reimbursement from the Company of any expenses it incurs in connection with this solicitation. Costs of this solicitation of proxies are currently estimated to be approximately $        . Gannett estimates that through the date of this Proxy Statement its expenses in connection with this solicitation are approximately $        .

CERTAIN INFORMATION REGARDING THE PARTICIPANTS

Gannett is a participant in this solicitation. Gannett is a leading international, multi-platform news and information company that delivers high-quality, trusted content where and when consumers want to engage with it on virtually any device or platform. Gannett is one of the largest, most geographically diverse local content providers in the U.S., operating in 33 states and Guam.

The address of the principal office of Gannett is 7950 Jones Branch Drive, McLean, Virginia 22107.

As of the date of this Proxy Statement, Gannett directly beneficially owns 1,100 shares of Common Stock.

The following tables set forth the name of each director, executive officer and certain employees of Gannett and certain other entities who may assist Innisfree in soliciting proxies from stockholders of the Company. Unless otherwise indicated, (i) the current business address of each person is c/o Gannett, 7950 Jones Branch Drive, McLean, Virginia 22107, and (ii) each occupation set forth opposite an individual’s name refers to employment with Gannett. You can find additional information about the present principal occupation or employment of Gannett’s directors and executive officers in Gannett’s definitive proxy statement for its 2016 annual meeting of stockholders, which was filed with the SEC on March 23, 2016, and Gannett’s annual report on Form 10-K for the fiscal year ended December 27, 2015, which was filed with the SEC on February 25, 2016.

Name	Present Position with Gannett or Other Principal Occupation or Employment
Robert J. Dickey	President and Chief Executive Officer, Director
John Jeffry Louis	Chairman
John E. Cody	Director
Stephen W. Coll	Director
Donald E. Felsinger	Director
Lila Ibrahim	Director
Lawrence S. Kramer	Director
Tony A. Prophet	Director
Debra A. Sandler	Director
Chloe R. Sladden	Director
Alison R. Engel	Senior Vice President and Chief Financial Officer
Barbara Wall	Senior Vice President and Chief Legal Officer
John Zidich	President of Domestic Publishing
Joanne Lipman	Senior Vice President and Chief Content Officer
Michael Dickerson	Vice President, Investor Relations

The following tables set forth the information regarding Common Stock owned by any of the Participants.

Participant	Shares of Common Stock Purchased / (Sold)	Date of Purchase / Sale	Price
Gannett Co., Inc.	100	April 21, 2016	$763.00
Gannett Co., Inc.	1,000	April 28, 2016	$10,966.30

The shares of Common Stock purchased by Gannett were purchased with cash on hand. Because Gannett purchased these shares of Common Stock after the Record Date, Gannett may not vote these shares of Common Stock at the Annual Meeting.

Except as set forth in this Proxy Statement, (i) during the past 10 years, no Participant in this solicitation has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors), (ii) no Participant in this solicitation directly or indirectly beneficially owns any securities of the Company, (iii) no Participant in this solicitation owns any securities of the Company which are owned of record but not beneficially, (iv) no Participant in this solicitation has purchased or sold any securities of the Company during the past two years,

(v) no part of the purchase price or market value of the securities of the Company owned by any Participant in this solicitation is represented by funds borrowed or otherwise obtained for the purpose of acquiring or holding such securities, (vi) no Participant in this solicitation is, or within the past year was, a party to any contract, arrangements or understandings with any person with respect to any securities of the Company, including, but not limited to, joint ventures, loan or option arrangements, puts or calls, guarantees against loss or guarantees of profit, division of losses or profits, or the giving or withholding of proxies, (vii) no associate of any Participant in this solicitation owns beneficially, directly or indirectly, any securities of the Company, (viii) no Participant in this solicitation owns beneficially, directly or indirectly, any securities of any parent or subsidiary of the Company, (ix) no Participant in this solicitation or any of his or its associates was a party to any transaction, or series of similar transactions, since the beginning of the Company’s last fiscal year, or is a party to any currently proposed transaction, or series of similar transactions, to which the Company or any of its subsidiaries was or is to be a party, in which the amount involved exceeds $120,000, and (x) no Participant in this solicitation or any of his or its associates has any arrangement or understanding with any person with respect to any future employment by the Company or its affiliates, or with respect to any future transactions to which the Company or any of its affiliates will or may be a party.

OTHER MATTERS AND ADDITIONAL INFORMATION

Gannett is unaware of any other matters to be considered at the Annual Meeting. However, if other matters of which Gannett is not aware as of a reasonable time before this solicitation are brought before the Annual Meeting, the persons named as proxies on the enclosed GOLD proxy card will vote on such matters in their discretion.

STOCKHOLDER PROPOSALS

According to the Tribune Proxy Statement for the Annual Meeting, stockholder proposals for the 2017 Annual Meeting of Stockholders (the “2017 Annual Meeting”) must be received at the Company’s principal executive offices no later than the close of business on December 20, 2016.

In addition, according to the Tribune Proxy Statement for the Annual Meeting, for any proposal that is not submitted for inclusion in the Tribune Proxy Statement for the 2017 Annual Meeting, but is instead sought to be presented directly at the 2017 Annual Meeting, stockholders are advised to review the Company’s By-Laws as they contain requirements with respect to advance notice of stockholder proposals not intended for inclusion in the Tribune Proxy Statement and director nominations. To be timely, a stockholder’s notice must be delivered to the Company’s Corporate Secretary at the Company’s principal executive offices not less than 90 days nor more than 120 days prior to the first anniversary of the Annual Meeting. Accordingly, any such stockholder proposal must be received between the close of business on February 2, 2017 and the close of business on March 6, 2017. In the event that the date of the 2017 Annual Meeting is advanced by more than 30 days or delayed by more than 70 days from the anniversary date of the 2016 Annual Meeting, notice by the stockholder to be timely must be delivered not earlier than 120 days prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the close of business on the 10th day following the day on which public announcement of the date of such meeting is first made. A copy of the pertinent By-law provisions is available upon request to the following address: Corporate Secretary, Tribune Publishing Company, 435 N. Michigan Avenue, Chicago, Illinois 60611. For such proposals or nominations that are timely filed, the Company retains discretion to vote proxies it receives, provided that (i) the Company includes in its proxy statement advice to stockholders on the nature of the proposal and how the Company intends to exercise its voting discretion and (ii) the proponent does not issue a separate and appropriate proxy statement.

The information set forth above regarding the procedures for submitting stockholder proposals for consideration at the 2017 Annual Meeting is based on information contained in the Tribune Proxy Statement for the Annual Meeting. The incorporation of this information in this Proxy Statement should not be construed as an admission by Gannett that such procedures are legal, valid or binding.

OTHER INFORMATION

Please refer to the Tribune Proxy Statement for certain additional information and disclosure required to be made by the Company in connection with the Annual Meeting in accordance with applicable law. Please see Schedule I for information regarding persons who beneficially own more than 5% of the Common Stock and the ownership of Common Stock by Tribune’s directors and management.

The information concerning the Company contained in this Proxy Statement has been taken from, or is based upon, publicly available information.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Certain statements in this Proxy Statement may be forward looking in nature or constitute “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995, including statements regarding the proposed acquisition of Tribune by Gannett and the benefits of the proposed acquisition. Forward-looking statements include all statements that are not historical facts and can typically be identified by words such as “believe,” “expect,” “estimate,” “predict,” “target,” “potential,” “likely,” “continue,” “ongoing,” “could,” “should,” “intend,” “may,” “might,” “plan,” “seek,” “anticipate,” “project” and similar expressions, as well as variations or negatives of these words. Any such statements speak only as of the date the statements were made and are not guarantees of future performance. The matters discussed in these forward-looking statements are subject to a number of risks, trends, uncertainties and other factors that could cause actual results and developments to differ materially from those projected, anticipated or implied in the forward-looking statements. These factors include, among other things, the ability of Gannett and Tribune to agree to the terms of the proposed transaction and, in the event a definitive transaction agreement is executed, the ability of the parties to obtain any necessary stockholder and regulatory approvals, to satisfy any other conditions to the closing of the transaction and to consummate the proposed transaction on a timely basis, as well as changes in business strategies, economic conditions affecting the newspaper publishing business and Gannett’s ability to successfully integrate Tribune’s operations and employees with Gannett’s existing business. Additional information regarding risks, trends, uncertainties and other factors that may cause actual results to differ materially from these forward-looking statements is available in Gannett’s filings with the U.S. Securities and Exchange Commission, including Gannett’s annual report on Form 10-K. Any forward-looking statements should be evaluated in light of these important risk factors. Gannett is not responsible for updating or revising any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

YOUR SUPPORT IS IMPORTANT

Tell the Board what you think! Your vote is important. No matter how many shares of Common Stock you own, please give Gannett your proxy to WITHHOLD votes from the election of each of the Company Nominees by executing your vote in one of three ways:

•	BY TELEPHONE, following the easy instructions on the enclosed GOLD proxy card;

•	BY INTERNET, following the easy instructions on the enclosed GOLD proxy card;

OR

•	BY SIGNING, DATING AND RETURNING the enclosed GOLD proxy card TODAY in the envelope provided (no postage is required if mailed in the United States).

If your shares of Common Stock are held in a brokerage account or by a bank or other holder of record, you are considered the beneficial owner of the shares of Common Stock held in “street name,” and these proxy materials, together with a GOLD voting form, are being forwarded to you by your broker, bank or other holder of record. As a beneficial owner, you must instruct your broker, trustee or other representative how to vote. Depending upon your bank, broker or custodian, you may be able to vote either by toll-free telephone or by the Internet. Please refer to the enclosed GOLD voting form for instructions on how to vote electronically. You may also vote by signing, dating and returning the enclosed GOLD voting form. If you have any questions or require any additional information concerning this Proxy Statement, please contact Innisfree at the address set forth below.

If you have any questions, require assistance in voting your GOLD proxy card,

or need additional copies of Gannett’s proxy materials,

please contact Innisfree at the phone numbers listed below.

INNISFREE M&A INCORPORATED

501 Madison Avenue, 20th Floor

New York, New York 10022

Stockholders May Call Toll Free: (888) 750-5834

Banks and Brokers May Call Collect: (212) 750-5833

Gannett Co., Inc.

    , 2016

SCHEDULE I

The following is reprinted from the definitive proxy statement filed by Tribune Publishing Company with the Securities and Exchange Commission on April 19, 2016:

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS, DIRECTORS, AND MANAGEMENT

The following table shows the number of shares of the Company’s common stock beneficially owned as of April 1, 2016 by: (i) all those known by us to be beneficial owners of more than 5% of our outstanding common stock as of April 1, 2016; (ii) each director as of April 1, 2016; (iii) each of the Named Executive Officers listed in the “2015 Summary Compensation Table”; and (iv) the directors and executive officers as a group as of April 1, 2016.

Unless otherwise indicated, beneficial owners listed in the table may be contacted at the Company’s corporate headquarters at 435 N. Michigan Avenue, Chicago, Illinois 60611.

Name	Number of Shares Beneficially Owned(1)	Percentage of Outstanding Shares(1)
More Than 5% Stockholders:
Merrick Media, LLC(2)	5,220,000	16.5%
350 North Orleans Street, 10th Floor
Chicago, IL 60654
Oaktree Capital Group Holdings GP, LLC(3)	4,695,947	14.8%
333 South Grand Avenue, 28th Floor
Los Angeles, CA 90071
PRIMECAP Management Company(4)	3,744,143	11.8%
225 South Lake Avenue, #400
Pasadena, CA 91101

Non-Employee Directors:
Carol Crenshaw(5)	2,212	*
David E. Dibble(6)	10,956	*
Michael W. Ferro, Jr.(2)(7)	5,222,212	16.5%
Philip G. Franklin(8)	10,956	*
Eddy W. Hartenstein(9)	89,124	*
Renetta McCann(10)	10,956	*
Richard A. Reck(11)	1,659	*
Donald Tang	—
Ellen Taus(12)	10,956	*

Named Executive Officers:
Tony W. Hunter(13)	77,560	*
Timothy E. Ryan(14)	31,238	*
John H. Griffin, Jr.(15)	282,788	*
Sandra J. Martin(16)	13,087	*
John B. Bode	5,710	*
Austin M. Beutner(17)	7,459	*
Denise Warren(18)	23,706	*

All directors and current executive officers as a group (14 persons)(19)	5,484,786	17.2%

*	Represents beneficial ownership of less than 1%

(1)

Beneficial ownership is determined in accordance with SEC rules. For the number of shares beneficially owned by each of the “More Than 5% Stockholders,” we rely on each of such stockholder’s statements filed with the SEC pursuant to Section 13(d) or 13(g) of the Exchange Act or provided to the Company, as described in the footnotes below. For each person, entity, or group included in this table, percentage ownership is calculated by dividing the number of shares beneficially owned by such person, entity, or group by the sum of 31,660,737 shares of the Company’s common stock outstanding as of April 1, 2016, plus the number of shares of common stock, if any, that such person, entity, or group had the right to acquire pursuant to the exercise of stock options or vesting of restricted stock units or other rights within 60 days of April 1, 2016. Except as indicated by footnote, and subject to marital community property laws where applicable, we believe that the persons or entities named in the table above have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them.

(2)	Information presented is based on a Schedule 13D filed with the SEC on February 12, 2016 by Merrick Media, LLC (“Merrick Media”), Merrick Venture Management, LLC (“Merrick Management”) and Michael W. Ferro, Jr. Pursuant to the filing, Merrick Media directly holds, and has sole voting power and sole dispositive power over, the shares, and Mr. Ferro is the manager of Merrick Management, which is the sole manager of Merrick Media. As a result, Merrick Management and Mr. Ferro have sole voting and dispositive power over the shares owned by Merrick Media. Merrick Management and Mr. Ferro do not directly own any shares of the Company’s common stock. Merrick Management and Mr. Ferro, by virtue of their relationship to Merrick Media, may be deemed to indirectly beneficially own (as that term is defined in Rule 13d-3 under the Act) the shares of common stock which Merrick Media directly beneficially owns. Mr. Ferro disclaims beneficial ownership of the Common Stock, except to the extent of his pecuniary interests therein.

(3)	According to information provided to the Company by Oaktree Capital Management, L.P., as of November 9, 2015, Oaktree Tribune, L.P. beneficially owned 4,691,371 shares of the Company’s common stock and OCM FIE, LLC (“FIE”) beneficially owned 4,576 shares of the Company’s common stock. The general partner of Oaktree Tribune, L.P. is Oaktree AIF Investments, L.P. (“AIF Investments”). The general partner of AIF Investments is Oaktree AIF Holdings, Inc. (“AIF Holdings”). The holder of all of the voting shares of AIF Holdings is Oaktree Capital Group Holdings, L.P. (“OCGH”). The managing member of FIE is Oaktree Capital Management, L.P. (“OCM”). The general partner of OCM is Oaktree Holdings, Inc. (“Holdings”). The sole shareholder of Holdings is Oaktree Capital Group, LLC (“OCG”). The duly appointed manager of OCG and the general partner of OCGH is Oaktree Capital Group Holdings GP, LLC (“OCGH GP”). The media company business of OCGH GP is managed by a media company committee, which controls the decisions of OCGH GP with respect to the vote and disposition of the shares held by Oaktree Tribune, L.P. and FIE. The members of such committee are Howard S. Marks, Bruce A. Karsh, John B. Frank, David M. Kirchheimer and Stephen A. Kaplan.

(4)	Information presented is based on a Schedule 13G/A filed with the SEC on February 12, 2016 by PRIMECAP Management Company (“Primecap”) as of December 31, 2015. Pursuant to the filing, Primecap has sole voting power over 3,437,118 shares of the Company’s common stock and sole dispositive power over 3,744,143 shares.

(5)	The number of shares beneficially owned by Ms. Crenshaw includes 2,212 shares (attributable to deferred cash retainer converted to stock units) issuable within 60 days of April 1, 2016 if during such period (i) her service as a director of the Company terminates or (ii) there is a change in control (as defined in the Omnibus Incentive Plan).

(6)	The number of shares beneficially owned by Mr. Dibble includes 6,789 shares issuable upon the vesting of restricted stock units within 60 days of April 1, 2016.

(7)	The number of shares beneficially owned by Mr. Ferro also includes 2,212 shares (attributable to deferred cash retainer converted to stock units) issuable within 60 days of April 1, 2016 if during such period (i) his service as a director of the Company terminates or (ii) there is a change in control (as defined in the Omnibus Incentive Plan).

(8)	The number of shares beneficially owned by Mr. Franklin includes 6,789 shares issuable upon the vesting of restricted stock units within 60 days of April 1, 2016.

(9)	The number of shares beneficially owned by Mr. Hartenstein includes (a) 39,249 shares subject to options that are currently exercisable or that will become exercisable within 60 days of April 1, 2016 and (b) 11,881 shares issuable upon the vesting of restricted stock units within 60 days of April 1, 2016.

(10)	The number of shares beneficially owned by Ms. McCann includes 6,789 shares issuable upon the vesting of restricted stock units within 60 days of April 1, 2016.

(11)	The number of shares beneficially owned by Mr. Reck includes 1,659 shares (attributable to deferred cash retainer converted to stock units) issuable within 60 days of April 1, 2016 if during such period (i) his service as a director of the Company terminates or (ii) there is a change in control (as defined in the Omnibus Incentive Plan).

(12)	The number of shares beneficially owned by Ms. Taus includes 6,789 shares issuable upon the vesting of restricted stock units within 60 days of April 1, 2016.

(13)	The number of shares beneficially owned by Mr. Hunter includes 57,102 shares subject to options that are currently exercisable or that will become exercisable within 60 days of April 1, 2016.

(14)	The number of shares beneficially owned by Mr. Ryan includes 23,434 shares subject to options that are currently exercisable or that will become exercisable within 60 days of April 1, 2016.

(15)	The number of shares beneficially owned by Mr. Griffin includes (a) 208,067 shares subject to options that are currently exercisable or that will become exercisable within 60 days of April 1, 2016 and (b) 20,535 shares issuable upon the vesting of restricted stock units within 60 days of April 1, 2016.

(16)	The number of shares beneficially owned by Ms. Martin includes 8,049 shares subject to options that are currently exercisable or that will become exercisable within 60 days of April 1, 2016.

(17)	The Company was unable to confirm current holdings for Mr. Beutner. Information presented is based on the most recently filed Form 4 for Mr. Beutner plus 4,598 shares (net of shares withheld for taxes) issued upon the vesting of restricted stock units following termination of his employment.

(18)	The number of shares beneficially owned by Ms. Warren includes 20,645 shares subject to options that are currently exercisable or that will become exercisable within 60 days of April 1, 2016.

(19)	The number of shares beneficially owned by all directors and current executive officers as a group as of April 1, 2016 includes (a) 129,760 shares subject to options which are currently exercisable or which will become exercisable within 60 days of April 1, 2016, (b) 39,037 shares issuable upon the vesting of restricted stock units within 60 days of April 1, 2016, and (c) 6,083 shares issuable within 60 days of April 1, 2016 if during such period (i) the director’s service as a director of the Company terminates or (ii) there is a change in control (as defined in the Omnibus Incentive Plan).

PRELIMINARY COPY – SUBJECT TO COMPLETION

YOUR VOTE IS IMPORTANT

Please take a moment now to vote your shares of Tribune Publishing Company common stock for the upcoming Annual Meeting of Stockholders.

PLEASE REVIEW THE PROXY STATEMENT AND VOTE TODAY IN ONE OF THREE WAYS:

1.	Vote by Telephone—Please call toll-free in the U.S. or Canada at , on a touch-tone telephone. If outside the U.S. or Canada, call . Please follow the simple instructions once connected. You will be required to provide the unique Control Number printed below.

OR

2.	Vote by Internet—Please access https://www.proxyvote-now.com/ , and follow the simple instructions on your screen. Please note you must type an “s” after http. You will be required to provide the unique Control Number printed below.

You may vote by telephone or Internet 24 hours a day, 7 days a week. Your telephone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you had marked, signed and returned a proxy card.

OR

3.	Vote by Mail—If you do not wish to vote by telephone or over the Internet, please complete, sign, date and return the proxy card in the envelope provided, or mail to: Gannett Co., Inc., c/o Innisfree M&A Incorporated, FDR Station, P.O. Box 5155, New York, NY 10150-5155.

▼ TO VOTE BY MAIL, PLEASE DETACH PROXY CARD HERE AND SIGN, DATE AND RETURN IN THE POSTAGE-PAID ENVELOPE PROVIDED ▼

GANNETT RECOMMENDS THAT YOU “WITHHOLD” YOUR VOTE FOR ALL COMPANY NOMINEES.

Election of Directors

Company Nominees: (01) Carol Crenshaw; (02) Justin C. Dearborn; (03) David E. Dibble; (04) Michael W. Ferro, Jr.;

(05) Philip G. Franklin; (06) Eddy W. Hartenstein; (07) Richard A. Reck; (08) Donald Tang

WITHHOLD FOR ALL COMPANY NOMINEES	☐	WITHHOLD FOR ALL COMPANY NOMINEES EXCEPT	☐

Name(s) of Company Nominee(s) for Whom Authority is Not Withheld:
2.	Approve, on an advisory basis, the compensation of the Company’s named executive officers for 2015	FOR ☐	AGAINST ☐	ABSTAIN ☐

3.	Approve the Tribune Publishing Company 2014 Omnibus Incentive Plan, as amended	FOR ☐	AGAINST ☐	ABSTAIN ☐

4.	Ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 25, 2016	FOR ☐	AGAINST ☐	ABSTAIN ☐

Date:

(Signature)

(Signature, if held jointly)

(Title)

PLEASE VOTE TODAY!

SEE REVERSE SIDE

FOR THREE EASY WAYS TO VOTE.

▼ TO VOTE BY MAIL, PLEASE DETACH PROXY CARD HERE, AND SIGN, DATE AND RETURN IN THE POSTAGE-PAID ENVELOPE PROVIDED ▼

TRIBUNE PUBLISHING COMPANY
2016 ANNUAL MEETING OF STOCKHOLDERS
THIS PROXY IS SOLICITED ON BEHALF OF GANNETT CO., INC.
THE BOARD OF DIRECTORS OF TRIBUNE PUBLISHING COMPANY
IS NOT SOLICITING THIS PROXY

The undersigned appoints Robert Dickey, Alison Engel and Barbara Wall, and each of them, attorneys and agents with full power of substitution to vote all shares of common stock of Tribune Publishing Company (the “Company”) which the undersigned would be entitled to vote if personally present at the 2016 Annual Meeting of Stockholders of the Company scheduled to be held on June 2, 2016, at 9:30 a.m. local time, at the offices of Sidley Austin LLP, located at 555 West Fifth Street, Los Angeles, California 90013 (including any adjournments or postponements thereof and any meeting called in lieu thereof, the “Annual Meeting”).

The undersigned hereby revokes any other proxy or proxies heretofore given to vote or act with respect to the shares of common stock of the Company held by the undersigned, and hereby ratifies and confirms all action the herein named attorneys and proxies, their substitutes, or any of them may lawfully take by virtue hereof. If properly executed, this Proxy will be voted as directed on the reverse and in the discretion of the herein named attorneys and proxies or their substitutes with respect to any other matters as may properly come before the Annual Meeting that are unknown to Gannett Co., Inc. (“Gannett”) a reasonable time before this solicitation. STOCKHOLDERS ARE ADVISED THAT THE COMPANY NOMINEES ARE NOT THE NOMINEES OF GANNETT, HAVE NOT CONSENTED TO BE NAMED IN THESE PROXY MATERIALS, AND ARE THE NOMINEES OF THE COMPANY. BECAUSE THE COMPANY NOMINEES ARE NOT GANNETT’S NOMINEES AND HAVE NOT CONSENTED TO BE NAMED IN THIS PROXY STATEMENT, THEY ARE NOT PARTICIPANTS IN THIS SOLICITATION.

GANNETT RECOMMENDS THAT YOU “WITHHOLD” YOUR VOTE FOR ALL COMPANY NOMINEES AND MAKES NO RECOMMENDATION WITH RESPECT TO PROPOSALS 2, 3 AND 4.

IF NO DIRECTION IS INDICATED WITH RESPECT TO THE PROPOSALS ON THE REVERSE, THIS PROXY WILL BE VOTED “WITHHOLD” FOR THE ELECTION OF ALL COMPANY NOMINEES, “ABSTAIN” ON PROPOSAL 2, “ABSTAIN” ON PROPOSAL 3 AND “ABSTAIN” PROPOSAL 4.

IMPORTANT: PLEASE SIGN, DATE AND MAIL THIS PROXY CARD PROMPTLY!
CONTINUED AND TO BE SIGNED AND DATED ON REVERSE SIDE